Exhibit 99.2

Sierra Announces Momelotinib Granted FDA Fast Track Designation

- Fast Track designation highlights the potential for momelotinib to address the significant unmet needs of patients with Intermediate/High-Risk myelofibrosis who have previously received a JAK inhibitor -

- Fast Track Designation assures frequent communication with FDA, often leading to earlier drug approval and access by patients -

- Sierra to host Analyst and Investor conference call at 6:00 am ET on Wednesday, June 5th –

- Presenting at the Jefferies Global Healthcare Conference today at 8:00 am ET -

VANCOUVER, June 5, 2019 - Sierra Oncology, Inc. (SRRA), a late-stage drug development company focused on advancing targeted therapeutics for the treatment of patients with significant unmet needs in hematology and oncology, today announced that the U.S. Food and Drug Administration (FDA) has granted Fast Track designation to momelotinib, a JAK1, JAK2 and ACVR1 inhibitor, for the treatment of patients with intermediate/high-risk myelofibrosis who have previously received a JAK inhibitor.

“Fast Track designation for momelotinib highlights the serious and significant unmet needs of patients with myelofibrosis who have previously received a JAK inhibitor. These patients typically suffer from uncontrolled constitutional symptoms, progressively worsening anemia often resulting in transfusion dependency, and enlarged spleens. Fast Track also recognizes the absence of FDA-approved treatments for these patients and that momelotinib has the potential to address their unmet needs,” said Dr. Barbara Klencke, Chief Development Officer of Sierra Oncology. “We look forward to continuing to work closely with the FDA as we launch and conduct the MOMENTUM Phase 3 trial of momelotinib, with the goal of bringing this important therapy to patients expeditiously.”

“We are very pleased that momelotinib has been granted Fast Track designation by the FDA, which further reflects the collaborative and constructive dialogue we have had with the Agency concerning the advancement of momelotinib towards potential registration,” said Dr. Nick Glover, President & CEO of Sierra Oncology.

About FDA Fast Track Designation:

The Fast Track program facilitates the expedited development and review of new drugs or biologics that are intended to treat serious or life-threatening conditions and demonstrate the potential to address unmet medical needs. Fast Track designation allows for frequent communication and interactions with the review team at the FDA throughout the drug development and review process, with the goal of providing faster drug approval and greater patient access.

A drug that receives Fast Track designation is eligible for some or all of the following:

•	More frequent meetings with FDA to discuss the drug’s development plan and ensure collection of appropriate data needed to support drug approval

•	More frequent written communication from FDA about such things as the design of proposed clinical trials

•	Eligibility for Accelerated Approval and Priority Review, if relevant criteria are met

•

Rolling Review, which means that a drug company can submit completed sections of its Biologic License Application (BLA) or New Drug Application (NDA) for review by FDA, rather than waiting until every section of the NDA is completed before the entire application can be reviewed.

About MOMENTUM Phase 3 Clinical Trial:

A Randomized, Double-Blind, Phase 3 Study to Evaluate the Activity of Momelotinib (MMB) versus Danazol (DAN) in Symptomatic, Anemic Subjects with Primary Myelofibrosis (PMF), Post-Polycythemia Vera (PV) Myelofibrosis, or Post Essential Thrombocythemia (ET) Myelofibrosis who were Previously Treated with JAK Inhibitor Therapy.

Sierra plans to launch the MOMENTUM Phase 3 clinical trial in Q4 2019. The randomized double-blind trial is designed to enroll 180 myelofibrosis patients who are symptomatic and anemic and have been treated previously with a JAK inhibitor. Patients will be randomized 2:1 to receive either momelotinib or danazol. Danazol has been selected as an appropriate treatment comparator given its use to ameliorate anemia in myelofibrosis patients, as recommended by NCCN and ESMO guidelines. After 24 weeks of treatment, patients on danazol will be allowed to crossover to receive momelotinib.

The Primary Endpoint of the trial is the Total Symptom Score (TSS) response rate of momelotinib compared to danazol at Week 24 (99% power; p-value < 0.05). Secondary and exploratory endpoints include:

•	Transfusion Independence (TI) rate at Week 24 (key secondary: >90% powered; p-value < 0.05),

•	Splenic response rate (SRR) at Week 24 (>90% powered; p-value < 0.05),

•	Duration of TSS response to Week 48,

•	Other measures of anemia benefit, including Transfusion Dependence response rate and various measures of cumulative transfusion burden,

•	Patient Reported Outcome measures of fatigue and physical function.

Dr. Srdan Verstovsek, MD, PhD, Chief, Section for Myeloproliferative Neoplasms, Department of Leukemia, Division of Cancer Medicine, The University of Texas MD Anderson Cancer Center, Houston, Texas, has been named Chief Investigator of the MOMENTUM Phase 3 study.

Momelotinib Analyst & Investor Conference Call

The company will be hosting an Analyst and Investor conference call at 6:00 am ET on Wednesday, June 5, 2019, to discuss next steps for momelotinib.

Domestic (Toll Free- US): 1-800-239-9838

International (Toll): 1-323-794-2551

Conference ID: 8101895

Webcast Link: www.sierraoncology.com

Direct Link: http://public.viavid.com/index.php?id=134831

Event registration and webcast information are available through the Sierra Oncology website at www.sierraoncology.com. An archive of the presentation will be accessible after the event through the Sierra Oncology website.

Sierra Jefferies Presentation

Dr. Nick Glover, President and Chief Executive Officer, will present an overview of the company and updates concerning its clinical stage drug candidates, momelotinib and SRA737, at 8:00 am ET on Wednesday, June 5, 2019 at the Jefferies Global Healthcare Conference being held in New York.

About Momelotinib

Momelotinib, Sierra’s lead drug candidate, is a potent, selective and orally-bioavailable JAK1, JAK2 & ACVR1 inhibitor with a differentiated therapeutic profile in myelofibrosis encompassing robust constitutional symptom improvements, a range of meaningful anemia benefits, including eliminating or reducing the need for frequent blood transfusions, and comparable spleen control to ruxolitinib. More than 1,200 subjects have received momelotinib since clinical studies began in 2009, including more than 800 subjects treated for myelofibrosis. Momelotinib is covered by patents anticipated to provide potential exclusivity to 2040 in the U.S.

About Sierra Oncology

Sierra Oncology is a clinical stage drug development company advancing targeted therapeutics for the treatment of patients with unmet medical needs in hematology and oncology. In addition to our lead drug candidate, momelotinib, Sierra’s pipeline also includes SRA737 and SRA141. SRA737 is a potent, highly selective, orally bioavailable small molecule inhibitor of Checkpoint kinase 1 (Chk1), a key regulator of cell cycle progression and the DNA Damage Response (DDR). At the 2019 ASCO Annual meeting, Sierra reported preliminary data for SRA737 including a 30% response rate in patients with anogenital cancer treated with SRA737+LDG (low dose gemcitabine). SRA141 is a potent, selective, orally bioavailable small molecule inhibitor of Cell division cycle 7 kinase (Cdc7). Cdc7 is a key regulator of DNA replication and is involved in the DDR network, making it a compelling emerging target for the potential treatment of a broad range of tumor types.

For more information, please visit www.sierraoncology.com.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding Sierra Oncology’s expectations from current data, anticipated clinical development activities, expected timing of the initiation of, and results from, MOMENTUM, expectations regarding data demonstrated by MOMENTUM, and potential benefits of Sierra Oncology’s product candidates. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements are subject to risks and uncertainties, including, among others, the risk that Sierra Oncology may be unable to successfully develop and commercialize product candidates, product candidates may not demonstrate safety and efficacy or otherwise produce positive results, Sierra Oncology may experience delays in the preclinical and anticipated clinical development of its product candidates, Sierra Oncology may be unable to acquire additional assets to build a pipeline of additional product candidates, Sierra Oncology’s third-party manufacturers may cause its supply of materials to become limited or interrupted or fail to be of satisfactory quantity or quality, Sierra Oncology’s cash resources may be insufficient to fund its current operating plans and it may be unable to raise additional capital when needed, Sierra Oncology may be unable to obtain and enforce intellectual property protection for its technologies and product candidates and the other factors described under the heading “Risk Factors” set forth in Sierra Oncology’s filings with the Securities and Exchange Commission from time to time. Sierra Oncology undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.

Contact:

James Smith

Vice President, Corporate Affairs

Sierra Oncology

604.558.6536

investors@sierraoncology.com